EXHIBIT 99.1

TRANS-INDIA ACQUISITION CORPORATION

ANNOUNCES CHANGES TO BOARD OF DIRECTORS AND MANAGEMENT

CHICAGO, Illinois — February 11, 2008 — Trans-India Acquisition Corporation (AMEX: TIL) announced today that Craig P. Colmar has resigned as a member of the Board of Directors of the Company and that Nalluru Murthy has resigned as Executive Vice President of the Company effective February 8, 2008. Mr. Colmar will continue as an officer of the Company and Mr. Murthy will continue as a member of the Board of Directors and has been appointed a member of the Company’s audit committee effective February 8, 2008. The purpose of Mr. Colmar’s resignation as a director and Mr. Murthy’s resignation as an officer was to allow the Company to satisfy applicable American Stock Exchange listing requirements.

Bobba Venkatadri, the Company’s President and Chief Executive Officer stated, “Mr. Colmar and Mr. Murthy are invaluable resources to the Company and will continue to play a key role in helping the Company to identify and close on an appropriate business combination. We are grateful that Messrs. Colmar and Murthy have agreed to these formal changes to allow the Company meet all of its corporate governance and listing requirements.”

Trans-India Acquisition Corporation is a blank check company organized to acquire one or more target businesses with operations primarily in India, with a focus on the life sciences sector of the Indian economy. The Company consummated its initial public offering of 11,500,000 units on February 14, 2007.

Forward-Looking Statements

This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” “will” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact

Bobba Venkatadri

President and Chief Executive Officer

Trans-India Acquisition Corporation

(510) 432-5492